EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective as of July 27, 2020 (the “Effective Date”), is entered into by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Patrick Dussinger (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its President of its Architectural Surfaces Group division, and the Executive hereby accepts such position and agrees to serve the Company in such capacity on a full-time basis during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive’s principal place of employment shall be Austin, Texas, or such other place as the parties may mutually determine.  The Executive shall report to the Company’s Chief Executive Officer (“CEO”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the CEO from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the CEO and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time and efforts to the performance of his duties and responsibilities hereunder and shall endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive shall not engage in any business activity other than the Company without the express prior written approval of the Board of Directors (the “Board”). Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) deliver lectures or fulfill speaking engagements, or (C) manage his personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an executive officer of the Company.

2. Compensation. During the Employment Period:

(a) Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $305,000 per annum (the “Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the compensation committee of the Board (the “Compensation Committee”); provided, however, that the Executive shall be entitled to any annual cost-of-living increases in Base Salary that are granted to senior executives of the Company generally. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted pursuant to this section.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible, through participation in the Company’s annual bonus plan or other similar plan to the extent then in effect, to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of seventy five percent (75%) of Base Salary (the “Target Bonus”), with an opportunity to earn up to one hundred fifty percent (150%) of Base Salary, with the actual payout based on the achievement of annual individual and Company performance objectives established by the Compensation Committee. For calendar year 2020, Executive shall be paid a guaranteed Target Bonus amount pro-rated based on the number of days between the Effective Date and December 31, 2020, which shall be paid in January 2021. In subsequent years, any Annual Bonus shall be paid on or before March 15th of each calendar year immediately following the year in which compensation is earned in accordance with the applicable plan (except as otherwise provided herein).

(c) Long Term Incentive Award. As soon as administratively practicable on or after the Effective Date, the Company shall grant to Executive 225,000 restricted stock units, each representing the right to earn a share of the common stock of the Company (the “Restricted Stock Units”).  50% of the Restricted Stock Units shall be subject to a time-based vesting schedule and 50% of the Restricted Stock Units shall be subject to both a time-based vesting schedule and a performance based vesting schedule, the terms and conditions of which shall be set forth in restricted stock unit award agreements to be entered into by and between the Company and the Executive in the form adopted by the Board or the Compensation Committee, as applicable (the “Equity Agreements”).

(d) Benefit Plans. In addition, (i) the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company; (ii) the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives; (iii) the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with subsection (h) below and the policies, practices, and procedures of the Company provided to senior executives of the Company; and (iv) the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices, and procedures of the Company.

(e) During the Employment Period, the Company shall reimburse Executive for reasonable expenses associated with temporary lodging in Austin, TX on terms to be mutually agreed upon by the parties.

(f) Vacation. The Executive shall be entitled to twenty (20) days paid vacation per year (prorated for partial years), and to such paid holidays as are observed by the Company from time to time, all in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives. Unused vacation will be carried over from year to year and/or paid out as provided in the Company’s vacation plans and polices in effect as of the Effective Date.

(g) Insurance. The Company shall maintain (i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy and (ii) an employment practices liability insurance policy. Each such policy shall cover the Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior executive officers and directors on the Effective Date, or any more favorable as may be available to any other director or senior executive officer of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s Scheduled Termination Date (as defined below).

(h) Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses (including related travel expenses) upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3. Employment Period. The Employment Period shall commence on the Effective Date and shall terminate on the fourth (4th) anniversary of the Effective Date, provided that on the fourth (4th) anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one (1)-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for Disability. For purposes of this Agreement, “Disability” means the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or a total of one hundred eighty (180) days in any twelve (12)-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction (or a plea of nolo contendere) by the Executive to a felony or a crime involving dishonesty;

(ii) acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company;

(iii) willful misconduct by the Executive in the performance of the Executive’s duties required by this Agreement which is likely to materially damage the financial position or reputation of the Company;

(iv) a material breach of this Agreement by the Executive which is not cured within thirty (30) days following receipt by the Executive of a Notice of Termination (as defined under Section 4 below) from the Company; or

(v) a breach of Section 7 of this Agreement, which the Executive acknowledges cannot be cured within the meaning of subsection (iv) above.

The foregoing is an exclusive list of the acts or omissions that shall be considered Cause. Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until (A) the Board shall have provided the Executive with a Notice of Termination (as defined in Section 4 below) specifying in detail the basis for the termination of employment for Cause and the provision(s) under this Agreement on which such termination is based, and (B) in the case of subsection (iv) above, the Executive shall have had the opportunity to cure such breach with the time period specified, and (C) in all cases where Cause is alleged, the Executive shall have had a reasonable opportunity to prepare and present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board, including a majority of independent directors (not including the vote of the Executive).

For purposes of this Agreement, no act or failure to act of the Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company. In addition, nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause. For purposes of this Agreement, a notice of non-renewal given by the Company as provided in Section 3 herein shall be treated as a termination of employment by the Company without Cause.

(e) For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach of this Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to the Executive); (ii) a material reduction in the Executive’s titles, duties, authority, or responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities without the written consent of the Executive; or (iii) a reduction in the Executive’s annual Base Salary or Annual Bonus opportunity, as currently in effect or as may be increased from time to time. With respect to the acts or omissions set forth in this subsection (e), (A) the Executive shall provide the Board with a Notice of Termination (as defined in Section 4 below) specifying in detail the basis for the termination of employment for Good Reason and the provision(s) under this Agreement on which such termination is based, (B) the Company shall have thirty (30) days to cure the matters specified in the notice delivered, and (C) if uncured, the Executive must terminate his employment with the Company within ninety (90) days after the initial existence of the circumstances constituting Good Reason in order for such termination to be considered to be for Good Reason.

(f) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days prior to the Date of Termination (as defined in Section 4 below).

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by a written “Notice of Termination” to the other party hereto in accordance with Section 8(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 3(e) or 3(f) herein which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause (other than pursuant to Sections 3(a) or (b)) or the Executive terminating his employment for Good Reason:

(i) The Company shall pay to the Executive, within thirty (30) days following the Date of Termination (A) the Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), and (B) one (1) times the sum of Executive’s Base Salary and Target Bonus, in each case payable in a lump sum (the “Base Severance”).

(ii) The Company shall pay to the Executive, in lieu of any Annual Bonus under Section 2(b) for the fiscal year in which Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to Executive for that fiscal year if his employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction, the numerator of which is the number of days Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination (“Prorated Annual Bonus”).

(iii) The Company shall provide to the Executive an additional amount, each month for twelve (12) months after the Date of Termination, equal to the amount the Company would have paid for its share of the premiums for the Executive and his dependents coverage under the Company’s medical plan as if the Executive’s employment had not terminated.

(iv) All outstanding Restricted Stock Units shall be treated in accordance with and shall be governed by the terms of the Equity Agreements.

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(vi) For the avoidance of doubt, upon termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 5(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason, except any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 5(a), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(vii) The payments and benefits provided under this Section 5(a) are subject to and conditioned upon (A) the Executive executing a timely and valid release of claims (“Release”) in the form attached hereto as Exhibit B, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, (B) the Executive delivering the executed Release to the Company within twenty-one (21) days following the Date of Termination, (C) such Release and the waiver contained therein becoming effective and not revoked. In the event that payments are made hereunder prior to the execution of the Release and the Executive does not execute the Release in the time and manner set forth herein, the Executive shall promptly pay to the Company such amounts or the value of such benefits so received.

(b) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive upon the Date of Termination the Accrued Benefits and the Other Benefits and any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 5(b) or with respect to any vested benefits under any tax qualified pension plans of the Company and the continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Accrued Benefits and Other Benefits and any benefits or compensation to be paid under the Equity Agreements. Except as provided in this Section 5(c), or pursuant to the terms of the Equity Agreements, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

6. Compliance with Section 409(A). This Agreement is intended to either comply with, or fall within an exemption to, the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. To the maximum extent possible, the payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.

Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. If, as of the Date of Termination, the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his “separation from service”, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

7. Protective Covenants.

(a)General.  Executive and the Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 7 in the form of the compensation and benefits provided for herein.  Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 7 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Executive’s services under this Agreement require unique expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement to abide by the covenants set forth in this Section 7; (C) that due to Executive’s unique experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that Executive is capable of competing with the Company; and (E) that Executive is capable of obtaining gainful, and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, Executive shall be subject to the restrictions set forth in this Section 7.

(b)Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)“Competitive Services” means (A) the business of selecting, importing, selling and/or installing natural and engineered stone slabs for kitchen and bathroom countertops and specialty tiles for new residential and commercial construction markets and/or the repair and remodel market; and (B) the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Date of Termination, or during the one (1) year immediately prior to the Date of Termination.

(ii)“Confidential Information” means any and all data and information relating to the Company, its activities, business, or customers that (A) was disclosed to Executive or of which Executive became aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company.  “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company.  In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii)“Material Contact” means (A) having dealings with a customer or potential customer on behalf of the Company; (B) coordinating or supervising dealings with a customer or potential customer on behalf of the Company; or (C) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Executive’s employment with the Company.

(iv)“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Company during his employment with the Company.

(vii)“Protective Covenants” means the restrictive covenants contained in Sections 7(c) through (g) hereof.

(viii)“Restricted Period” means any time during Executive’s employment with the Company, as well as two (2) years from Executive’s Date of Termination.

(ix)“Restricted Territory” means (A) the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; and (B) any other territory where Employee is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Employee is still employed by the Company) or the Date of Termination (if the conduct occurs after Employee’s Termination), as applicable.

(xi)“Termination” means the termination of Executive’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(c)Restriction on Disclosure and Use of Confidential Information.  Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for: (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)Non-Competition.  Executive agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory.

(e)Non-Solicitation of Protected Customers.  Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f)Non-Recruitment of Employees and Independent Contractors.  Executive agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Executive or any other Person.

(g)Return of Materials.  Executive agrees that on or prior to the Date of Termination, he returned any and all property of the Company that was in his possession or subject to his control by virtue of his position as an executive of the Company, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Executive received from or through his employment with the Company.  Executive will not make, distribute, or retain copies of any such information or property.  To the extent that Executive has electronic files or information in his possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, Executive shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable;

and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(h)Enforcement of Protective Covenants.

(i)Rights and Remedies Upon Breach.  The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction or arbitrator, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  The parties understand and agree that if the parties become involved in legal action regarding the enforcement of the Protective Covenants, the prevailing party in such legal action shall be entitled, in addition to any other remedy, to recover from the other party its reasonable attorney fees and cost incurred in connection with such litigation.  The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii)Severability and Modification of Covenants.  Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

8. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:Select Interior Concepts, Inc.

400 Galleria Parkway, Suite 1760

Atlanta, Georgia

Attention: General Counsel

If to the Executive:Patrick Dussinger

[ ]

or to such other address as any party hereto may designate by notice to the others.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of the Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in Cobb County, Georgia in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (which may be found at https://www.adr.org/sites/default/files/Employment%20Rules.pdf), as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the Federal Rules of Civil Procedure, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration provision applies to any and all claims that the Company may have against the Executive, including, but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive. However, nothing herein shall prevent Executive from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission (although if Executive chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). Notwithstanding anything to the contrary contained herein, the Company and the Executive shall have their respective rights to seek and obtain temporary or preliminary injunctive relief from a court of competent jurisdiction with respect to any controversy, claim or dispute to the extent permitted by applicable law. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration provision is to be construed as broadly as is permissible under applicable law. Executive and Company acknowledge and agree that their obligations to arbitrate under this Agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and Company.

(c) Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof (it being understood that any outstanding Restricted Stock Units shall be governed by the relevant Equity Agreements). Such agreements replace and supersede any and all other agreements, offers or promises, whether oral or written, if any, made to the Executive by the Company.

(d) Amendments; No Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) Choice of Law; Forum Selection. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Georgia.  Executive agrees that the exclusive forum for any action seeking temporary or preliminary injunctive relief in accordance with Section 8(b) above shall be the Superior Court of Cobb County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division.  With respect to any such court action, Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Executive further agrees that such courts are convenient forums for any dispute that may arise herefrom and that he shall raise as a defense that such courts are not convenient forums.

(f) Agreement Negotiated. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(g) Representations. The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(h) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement. The Company shall pay directly or reimburse the Executive for all reasonable attorneys’ fees and costs incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement.

(i) Binding Agreement; Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(j) Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(k) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 8(k), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

(l) Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(m) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or PDF of a signature shall be deemed to be and have the effect of an original signature.

(n) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Patrick Dussinger

COMPANY:

SELECT INTERIOR CONCEPTS, INC.

By: /s/ Shawn Baldwin

Name: Shawn Baldwin

Title: General Counsel and Corporate Secretary

EXHIBIT B

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is made by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Patrick Dussinger (“you” or “Executive”). You and the Company entered into an Employment Agreement dated as of July 27, 2020 (the “Employment Agreement”). You and the Company hereby agree as follows:

1) A blank copy of this Agreement was attached to the Employment Agreement as Exhibit B thereto.

2) Termination Payments. If your employment is terminated by the Company without Cause or if you resign for Good Reason (each, as defined in the Employment Agreement), then, in consideration for your execution, delivery and non-revocation of this Agreement, following the Release Date (as defined in Section 3 below), the Company will provide the termination payments and benefits (the “Termination Payments”) to you as provided in Section 5 of the Employment Agreement.

3) Release by You. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge, and covenant not to sue, the Company, and its subsidiaries, parents, affiliates, predecessors, successors, and assigns, and each such entity’s current and former directors, managers, partners, members, officers, employees, agents, attorneys, stockholders, successors, and assigns (both individually and in their official capacities) (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that any of the Releasees:

(a)	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
(b)

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation;

(c)

has violated any applicable local, state or federal law, constitution, ordinance, or regulation, including, without limitation: the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the National Labor Relations Act, or the Uniform Services Employment and Reemployment Rights Act;

(c)

has violated any statute, public policy or common law (including, but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing (s) any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer and/ or director of the Company; (t) any right to receive and to enforce the Company’s obligation to pay any Termination Payments due and payable to you; (u) any vested benefits under any Company-sponsored benefit plans; (v) any rights under COBRA or similar state law; (w) any recovery to which you may be entitled pursuant to workers’ compensation and unemployment insurance laws; (x) your right to challenge the validity of your release of claims under the ADEA; (y) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; or (z) any claims arising after the date on which Employee executes this Agreement.

You understand that nothing contained in this Release Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand that this Release Agreement does not limit your ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on your release of claims set forth above, you understand that you are releasing all claims and causes of action that you might personally pursue or that might be pursued in your name and, to the extent permitted by applicable law, your right to recover monetary damages or obtain injunctive relief that is personal to you in connection with such claims and causes of action.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth (8th) day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4) Return of Company Property. You represent and warrant that you have fully complied with your obligations under Section 7(g) of the Employment Agreement.  Receipt of the Termination Payments described in Section 2 of this Agreement is expressly conditioned upon your full compliance with such obligations.

5) Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

6) No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

7) Breach. The Company’s obligation to provide the Termination Payments is expressly conditioned on you fully complying with your obligations under this Agreement, the Employment Agreement, and any other continuing contractual obligations you owes to the Company.  In the event that you breach any such obligations, the Company shall have the right to discontinue all further Termination Payments.

8) Non-Assignment of Claims. You represent and warrant that you have not heretofore assigned or transferred any matter released by this Agreement or any part or portion thereof. You agree to indemnify and hold harmless the Company from any claims resulting from any such assignment or transfer by you, or asserted by any assignee or transferee.

11) Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter, except that your obligations under Section 7 of the Employment Agreement shall remain in full force and effect in accordance with their terms. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Georgia as applied to contracts made and performed entirely within Georgia.

SELECT INTERIOR CONCEPTS, INC.	EXECUTIVE

By: /s/ Shawn Baldwin	/s/ Patrick Dussinger
Name: Shawn Baldwin	Patrick Dussinger
Title: General Counsel and Corporate Secretary